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                                                                  EXHIBIT (a)(5)


                          [WYNN'S INTERNATIONAL, INC.]


CONTACT: Gregg M. Gibbons
         Vice President-Corporate Affairs
         and General Counsel
         (714) 938-3700


                                                       FOR IMMEDIATE RELEASE


                          WYNN'S, PARKER-HANNIFIN DEAL
                             CLEARS ANTITRUST HURDLE


ORANGE, CALIFORNIA, July 10, 2000 - Wynn's International, Inc. (NYSE: WN) announced today that the Hart-Scott-Rodino (HSR) waiting period had expired in connection with Parker-Hannifin Corporation's pending tender offer for Wynn's outstanding common stock at a price of $23.00 per share in cash. The expiration of the HSR waiting period satisfies a condition of Parker's tender offer, which is scheduled to expire on July 20, 2000 unless extended by Parker.


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